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                                                                     EXHIBIT 5.1



                        [Letterhead of Stubbeman, McRae,
                        Sealy, Laughlin & Browder, Inc.]




                               November 17, 1997



Dawson Geophysical Company
208 South Marienfeld
Midland, TX 79702

Re:      Dawson Geophysical Company/Public Offering

Gentlemen:

         We have acted as counsel for Dawson Geophysical Company, a Texas corporation (the "Company"), and are familiar with the proceedings taken by the Company in connection with the proposed offering covering up to 1,897,500 shares (the "Subject Shares") of its Common Stock, par value $0.33-1/3 per share (the "Common Stock"), all on the terms and conditions set forth in (1) the Company's Registration Statement on Form S-1 (Registration No. 333-38393), filed with the Securities and Exchange Commission (the "Commission") on October 21, 1997 and amended by Amendment No. 1 thereto filed with the Commission on November 12, 1997 (as amended, the "Registration Statement"), and (2) the Company's abbreviated Registration Statement on Form S-1 pursuant to Rule 462(b) of the Rules and Regulations under the Securities Act of 1933, as amended (the "Rule 462(b) Registration Statement"). Of the Subject Shares, up to 1,397,500 shares of Common Stock will be issued and sold by the Company (including 247,500 shares of Common Stock subject to an over-allotment option granted by the Company), and 500,000 shares will be sold by L. Decker Dawson (the "Selling Shareholder").

         In addition, we have examined such corporate records and other documents and made such examinations thereof as we considered necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion:

         1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Texas.

         2. The 1,150,000 shares included in the Subject Shares (or up to 1,397,500 shares if the over allotment option is exercised) being offered by the Company, when sold in accordance with the terms of the offering described in the Registration Statement and the Rule 462(b) Registration Statement, will be legally issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company.
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Dawson Geophysical Company
Re: Dawson Geophysical Company/Public Offering
November 17, 1997
Page 2




         3. The 500,000 shares included in the Subject Shares being offered by the Selling Shareholder are legally issued and outstanding, fully paid and non-assessable shares of common stock of the Company.

         4. When the applicable provisions of the Securities Act of 1933, as amended, and of the securities or Blue Sky laws of various states have been complied with, the Subject Shares may be legally sold as contemplated in the Registration Statement and the Rule 462(b) Registration Statement.

         5. The Company has reserved a total of 1,397,500 shares of its authorized but unissued Common Stock for issuance.

         We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and the Rule 462(b) Registration Statement and to the filing of this opinion as an exhibit to such registration statements.

                                      Sincerely,


                                      Stubbeman, McRae, Sealy, Laughlin
                                              & Browder, Inc.


                                      By:     /s/ JACK D. LADD
                                          -----------------------------
                                              Jack D. Ladd


JDL/jae